Exhibit 10.20

Amendment No. 1
to
Agreement Upon Withdrawal by The Winthrop Corporation
From Worldscope/Disclosure L.L.C.

This Amendment No. 1 (this “Amendment”) to the Agreement Upon Withdrawal by the Winthrop Corporation from Worldscope/Disclosure L.L.C., dated June 1, 1999 (the “Agreement”), is entered into by and between Thomson Reuters (Markets) LLC (as successor in interest to each of Primark Corporation, Disclosure Incorporated and Disclosure International Incorporated) (“Thomson Reuters” or "TR") and The Winthrop Corporation (“TWC”).  Capitalized terms used herein and not defined have the meanings ascribed in the Agreement.

WHEREAS, pursuant to the Agreement, commencing June 1, 2014 TWC has the right to purchase updates to Company Account Data during the Extended Period;

WHEREAS, TWC wishes to purchase updates to the Company Account Data during the Extended Period; and

WHEREAS, TR will provide to TWC updates to the Company Account Data during the Extended Period.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.	The parties expressly agree and acknowledge that Sections 3.4 and 3.10 shall not apply during the Extended Period.

2.
During the Extended Period, TR agrees to provide updates (the “Updates”) to TWC and TWC agrees to pay TR $9,733 per month for such Updates beginning August 1st, 2014.  (the “Monthly Fees”).  All Monthly Fees shall be payable in advance and due within thirty (30) days of TWC's receipt of an invoice from TR.

3.
In the event TWC wishes to discontinue receiving the Updates during the Extended Period, TWC shall provide TR at least ninety (90) days’ written notice prior to the anniversary of the Amendment Effective Date (the “Cancellation Notice”), such cancellation shall be effective as of the next anniversary of the Amendment Effective Date following TR’s receipt of TWC’s valid Cancellation Notice under this Section.

4.
If TWC, at its option, provides a Cancellation Notice in accordance with Section 3 above, nothing herein shall prevent TWC from again receiving Updates and TR agrees to provide such Updates priced according to Section 3.3(b) of the Agreement at any time during the remainder of the Extended Period.  The parties agree and acknowledge that TWC may discontinue and then again begin receiving the Updates subject to the terms of this Amendment no more than three (3) times during the Extended Period.

5.
TR may, effective January 1, 2016 and thereafter on the first day of each January, adjust the price being paid to TR by TWC, based on the annual change in the OECD CPI or 3% whichever is greater on not less than 3 months’ notice to TWC.

6.	For the avoidance of doubt, on expiration of the Extended Period, the Agreement shall automatically terminate with no further action of either party.

7.	This Amendment shall be effective as of June 1, 2014 (the “Amendment Effective Date”).

8.	Except as amended hereby, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

Thomson Reuters (Markets) LLC

By:
Name:
Title:

The Winthrop Corporation

By:
Name:	Peter M. Donovan
Title: